UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2013

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53252	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 Paseo Padre Parkway, Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At a Special Meeting of Stockholders of WaferGen Bio-systems, Inc. (the “Company”) held on May 30, 2013, the matters submitted to a vote of stockholders were: (i) the approval to grant discretionary authority to the Board of Directors to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, $0.001 par value per share, of the Company from 300,000,000 to up to 1,000,000,000 at any time within one year after stockholder approval is obtained (“Proposal 1”) and (ii) the approval to grant discretionary authority to the Board to amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock of the Company, at any time within one year after stockholder approval is obtained, by a ratio of not less than one-for-ten and not more than one-for-100, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion (“Proposal 2”).

The stockholders voted to approve Proposals 1 and 2. In connection with the Special Meeting, the Company also solicited proxies with respect to the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of Proposals 1 and 2. As there were sufficient votes to approve Proposals 1 and 2, adjournment of the Special Meeting to seek additional proxies was unnecessary and the adjournment proposal was not submitted to the Company’s stockholders for approval at the Special Meeting.

The following table sets forth the results of voting for the discretionary authority to increase the number of authorized shares of Common Stock:

Votes For	Votes Against	Abstentions

22,289,800	1,944,785	15,086

The following table sets forth the results of voting for the discretionary authority to effect a reverse stock split of the outstanding shares of Common Stock:

Votes For	Votes Against	Abstentions

22,839,552	1,391,083	19,036

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: May 31, 2013	By:	/s/ JOHN HARLAND
John Harland
Chief Financial Officer